Exhibit 99.1

FOR IMMEDIATE RELEASE

ARKANSAS BEST CORPORATION CLOSES ON ACQUISITION OF PREMIUM LOGISTICS COMPANY PANTHER EXPEDITED SERVICES, INC.

(Fort Smith, Arkansas, June 15, 2012) -- Arkansas Best Corporation (Nasdaq: ABFS), a leading provider of freight transportation and logistics solutions, today announced it closed on the previously announced purchase of Panther Expedited Services, Inc. (“Panther”), from Fenway Partners LLC, for approximately $180 million, adding that all of Panther’s outstanding debt has been repaid.  The $100 million term loan arranged by U.S. Bank National Association for the transaction has also been funded, Arkansas Best said.

“We’re delighted to welcome Panther into Arkansas Best and will immediately begin to offer our customers more end-to-end logistics solutions in response to their complex supply chain needs,” said Arkansas Best President and Chief Executive Officer Judy R. McReynolds.

About Arkansas Best Corporation

Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a freight transportation services and solutions provider. Through its various subsidiaries, Arkansas Best offers a wide variety of logistics solutions including: domestic and global transportation of less-than-truckload (“LTL”) and full load shipments, expedited and time-definite delivery solutions, freight brokerage, oversight of roadside assistance and equipment services for commercial vehicles, and household goods moving market services for consumers, corporations and the military. More information is available at arkbest.com and abf.com.

About Panther

Panther is a Seville, Ohio, based asset-light provider of expedited ground and freight forwarding services and one of the largest premium logistics companies in the world.  Panther provides door-to-door transportation solutions for more than 11,000 customers worldwide, including Fortune 500 corporations, government agencies and blue-chip transportation service providers.  The company was founded in 1992 and will operate as a sister company to ABF Freight System, Inc. within Arkansas Best. Additional information about Panther is available at pantherexpedite.com

Forward-Looking Statements

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this report that are not based on historical facts are “forward-looking statements.” Terms such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “predict,” “prospects,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. Such statements are by their nature subject to uncertainties and risk, including, but not limited to general economic conditions and related shifts in market demand that impact the performance and needs of industries served by Arkansas Best

Corporation’s subsidiaries and limit our customers’ access to adequate financial resources; the closing of the Panther acquisition and related bank financing and the successful integration of Panther; relationships with employees, including unions; union and nonunion employee wages and benefits, including changes in required contributions to multiemployer pension plans; competitive initiatives, pricing pressures, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates and the inability to collect fuel surcharges; availability of fuel; availability and cost of reliable third-party services; the timing and amount of capital expenditures; future costs of operating expenses such as fuel and related taxes; self-insurance claims and insurance premium costs; governmental regulations and policies; future climate change legislation; availability and cost of capital and financing arrangements; the cost and timing of growth initiatives; the impact of our brand and corporate reputation; the cost, integration and performance of any future acquisitions; costs of continuing investments in technology and the impact of cyber incidents; weather conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in Arkansas Best

Contact                                                    Investors: David Humphrey, Vice President - Investor Relations & Corporate Communications, Arkansas Best Corporation, 479-785-6200

Media: Kathy Fieweger, MWW Group, 312-848-3265